UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 28, 2015

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080 (Address of Principal Executive Offices)	94080 (Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On December 28, 2015, Solazyme, Inc. (the “Company”) entered into a warrant exchange agreement (the “Exchange Agreement”) with Archer-Daniels-Midland Company (the “Holder”) pursuant to which such Holder agreed to exchange (the “Exchange”) (x) a warrant covering 500,000 shares of Company common stock, (y) a warrant in the face amount of $5.1 million and (z) two warrants in the face amount of $6.5 million each (collectively, the “Warrants”) for (i) 1,121,914 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which is equal to $3.0 million divided by the average daily closing share price of the Company’s Common Stock over the five consecutive trading days ending on the trading day prior to December 28, 2015 and (ii) a number of shares of Common Stock equal to $2.5 million divided by the average daily closing share price of the Company’s Common Stock over the five consecutive trading days ending on the trading day prior to February 17, 2016. The Company may choose to pay cash in lieu of all or a portion of the shares issuable to the Holder pursuant to the Exchange Agreement. In certain limited circumstances, the Company may be required to pay cash in lieu of a portion of the second tranche of shares. The settlement of the first tranche of shares covered by the Exchange is expected to occur on December 29, 2015 and the settlement of the second tranche of shares covered by the Exchange is expected to occur on February 18, 2016, subject to customary closing conditions.

The issuance of the Common Stock is being made in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 7.01	Regulation FD Disclosure.

The information set forth in Item 3.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 7.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: December 28, 2015	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary